gary b. wolff, p.c.                                805 Third Avenue
  Counselor At Law                                 Twenty First Floor
                                                   New York, New York 10022
                                                   Telephone: 212-644-6446
                                                   Facsimile: 212-644-6498
                                                   E-Mail: wolffpc@attglobal.net






February 11, 2005



Via Facsimile

United State Securities
 and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Company:          ABC Funding, Inc.
         Form:             Form SB-2 Registration Statement
         File No.:         333-121070
         ----------------------------

Dear Sirs and/or Madame:

In accordance with our telephone conversation of today and as counsel for the Issuer and in accordance with the Issuers directions, this letter shall serve as our request to withdraw the acceleration request filed on February 10, 2005.

Very truly yours,

/s/Gary B. Wolff
--------------------------
Gary B. Wolff
GBW:hk